                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of report (Date of earliest event reported):  April 9, 2001


                           BROADBASE SOFTWARE, INC.
--------------------------------------------------------------------------------
          (Exact name of the Registrant as specified in its charter)


                                   Delaware
              --------------------------------------------------
                (State or other jurisdiction of incorporation)




      000-26789                                             77-0417081
-----------------------                                ----------------------
      (Commission                                         (IRS Employer
      File Number)                                        Identification No.)



                 181 Constitution Drive, Menlo Park, CA           94025
--------------------------------------------------------------------------------
               (Address of principal executive offices)         (Zip Code)



                                (650) 614-8300
--------------------------------------------------------------------------------
                     (The Registrant's telephone number)



--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5:   OTHER EVENTS.

     On April 9, 2001, Broadbase Software, Inc., a Delaware corporation, signed a definitive Plan and Agreement of Merger with Kana Communications, Inc., a Delaware corporation. According to the Plan and Agreement of Merger, Kana will acquire Broadbase, effective on and as of the closing date (which has not yet been determined), by merging its wholly-owned subsidiary with and into Broadbase, with Broadbase surviving as a wholly-owned subsidiary of Kana. Notwithstanding the Agreement and Plan of Merger, the proposed transaction remains subject to the approval of the stockholders of both Broadbase and Kana at a special meeting of stockholders for each company. The date of the Broadbase special meeting of has not yet been determined. In anticipation of the special meeting, the board of directors intends to solicit proxies by filing a registration statement on Form S-4 in accordance with the terms and conditions of the Securities Exchange Act of 1934. The proposed merger is intended to qualify as a tax-free reorganization and will be accounted for under the purchase method of accounting.

     At the effective time of the merger but subject to shareholder approval, Kana will issue 1.05 shares of its common stock for each outstanding share of Broadbase common stock and will also convert all outstanding Broadbase options and warrants into options and warrants to purchase shares of Kana common stock. Each share of Kana common stock issued pursuant to the Agreement and Plan of Merger will be registered and freely tradable under a Form S-4 registration statement, as will be registered with the Securities Exchange Commission.

     When and if the proposed transaction is completed, former holders of Broadbase common stock will collectively hold approximately 48% of Kana's total outstanding common stock (as determined using the total Kana outstanding common stock as of April 9, 2001). Under the terms of the Agreement and Plan, Kana will, subject to stockholder approval, change its name to "Kana Software, Inc." Also as of the closing date, James C. Wood and other unnamed executives will resign their respective positions at Kana so that Chuck Bay and other former members of the Broadbase executive team may assume their corresponding executive roles at the combined entity. Notwithstanding, Mr. Wood will continue to serve as Chairman of the Board of Directors of Kana.

     In conjunction with the execution of the Agreement and Plan of Merger, various executive officers and directors of Broadbase, who are also Broadbase stockholders, each executed voting agreements, under which each agreed to vote the shares of Broadbase common stock held by it, collectively constituting approximately 11% of Broadbase's outstanding common stock, in favor of the merger and against any proposal made in opposition to or in competition with the merger. Various executive officers and directors of Kana, who are also Kana stockholders, also executed voting agreements with substantially similar terms to those of the Broadbase stockholders. In addition, Broadbase and Kana each granted to the other an option to purchase up to 19.9% of the outstanding shares of the other. These options are not currently exercisable but would become exercisable upon the occurrence of certain events specified in the option agreements.

     Concurrently with the execution of the Agreement and Plan of Merger, Kana and Broadbase entered into a license agreement. Under this license, Kana and Broadbase granted to each other a license under all the intellectual property rights of the other to use, copy, distribute, display and perform all of the software owned by the other and software, products and services offered by the other to third parties. In addition, Kana and Broadbase entered into a revolving loan agreement, under which, Broadbase agreed to make available to Kana a revolving credit facility of up to an aggregate principal amount of $20 million. The credit facility will terminate upon the earlier to occur of the effective time of the merger, the effective date of any termination of the Agreement and Plan of Merger, or April 9, 2002.

                                  SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  April 16, 2001                        BROADBASE SOFTWARE, INC.



                                                 By: /s/ ERIC WILLGOHS
                                                    ----------------------------
                                                    Eric Willgohs
                                                    Vice President Legal and
                                                    General Counsel